Exhibit 99.1

News Release	For immediate release

Zix Corporation Announces Fourth Quarter and Year-end 2005 Financial Results
DALLAS — Feb. 23, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of hosted services for email encryption and e-prescribing, today announced financial results for the fourth quarter ended Dec. 31, 2005. ZixCorp recorded fourth quarter revenues of $3,448,000 and recorded a fourth quarter 2005 net loss of $10,532,000, or $0.24 per share, compared with revenue of $3,910,000, and a net loss of $10,522,000, or $0.33 per share, in the corresponding 2004 quarter. Total revenue for the full year 2005 was $13,964,000 compared with $14,127,000 in 2004. Net loss for the full year 2005 was $43,500,000 compared with $42,040,000 for 2004. Total non-restricted cash and cash equivalents as of Dec. 31, 2005, were $20,240,000.
“Strategically and consistently focusing on two core service offerings, a hosted service for email encryption and e-prescribing, was critical to laying a foundation for growth and improving the balance sheet,” said Rick Spurr, chairman and chief executive officer for ZixCorp. “Email encryption growth continues, with total orders for 2005 up 37 percent compared to 2004. The pipeline for e-prescribing is at an all-time high. And, our ending unrestricted cash balance was $20 million due to 2005 cost cutting and a successful fundraising in the equity market. We also reduced our convertible debt by $15 million, which in turn reduced the outstanding principal to only $5 million payable in cash from a restricted cash account. And I’m pleased to report that we made or exceeded guidance in every category (cash, revenue, and deployments) for the fifth quarter in a row.”
Q4 Business Highlights
•	e-Prescribing momentum continues with all phase-one prescribers from the Aetna and Independence Blue Cross contracts recruited and on target to be deployed in early 2006. Overall, ZixCorp deployed more than 800 prescribers in Q4, up 60 percent from the 500 prescribers deployed in each of the prior quarters.

•	Electronic prescriptions were up to 80,000 per week in December; now nearing 100,000 per week.

•	ZixCorp submitted a formal grant request to participate in the Centers for Medicare and Medicaid Services (CMS) e-Prescribing Standards Pilot. ZixCorp will participate in the SureScripts-led project, which was awarded funding via the CMS grant.

•	ZixCorp released PocketScript® 6.01, which adds multiple features for large practices with physicians who are geographically dispersed.
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2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 |  phone 214 370 2000 |  fax 214 370 2070

Zix Corporation Announces Fourth Quarter and Year-end 2005 Financial Results

•	ZixCorp total orders for its email encryption services were up 37 percent in 2005 compared to 2004. ZixCorp marked its first 18 months of selling to financial institutions with 125 new and renewed customers, including Republic Bank and Trust, the largest, locally owned bank with headquarters in Louisville, Ky. and assets of $2.6 billion. Significant wins in healthcare included H. Lee Moffitt Cancer Center & Research Institute.

•	New investments in alternative distribution channels resulted in several announcements, including an agreement to provide policy-based email encryption as a service to Postini, which serves 35,000 customers.

•	Year-to-date email encryption service renewals continued to be above 95 percent, evidence of customers high level of satisfaction.

•	ZixCorp continues to make strides in the government sector, including wins with the fourth of five major federal financial regulators, two new Conference of State Bank Supervisors (CSBS) members, and two other state agencies.

•	ZixCorp ranked 73rd on the 2005 Technology Fast 500, a listing of the 500 fastest-growing technology companies in North America. Rankings are based on the percentage of revenue growth over five years, from 2000-2004. ZixCorp grew 3,486 percent during this period.
Financial Highlights for the Quarter and Year
Revenues: Revenues were $3.45 million in the fourth quarter 2005, and $14 million for all of 2005. While full-year 2005 revenues were essentially flat to the same periods in 2004, the company divested several products in 2005 causing a drop in revenues from those products. When the revenues are normalized to remove these divested products and only the company’s current products remain, the revenues increased by 24 percent in the fourth quarter 2005 compared with the fourth quarter 2004 and the revenue increased by 35 percent for the full year 2005 compared with 2004. The company’s email encryption service increased revenue year on year by 42 percent and exceeded $10 million in annual revenues for the first time. The company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was $21.9 on Dec. 31, 2005.
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2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 |  phone 214 370 2000 |  fax 214 370 2070

Zix Corporation Announces Fourth Quarter and Year-end 2005 Financial Results

Revenues by Product 2004 – 2005

			Variance
	Year Ended Dec. 31		2005 vs. 2004
	2005	2004
Email Encryption	$10,007,000	$7,071,000	$2,936,000	42%
e-Prescribing	2,981,000	2,532,000	449,000	18%

Subtotal for Core Products	$12,988,000	$9,603,000	$3,385,000	35%

Inspector Products (Sold March 2005)	646,000	4,073,000	$(3,427,000)	(84)%
MyDocOnline Products (Sold Sept. 2005)	330,000	451,000	(121,000)	(27)%

Subtotal of divested products	$976,000	$4,524,000	$(3,548,000)	(78)%

Total revenues	$13,964,000	$14,127,000	$(163,000)	(1)%

Gross Margin: Companywide gross margin was positive $0.2 million for the fourth quarter 2005. The company estimates that the gross margin contribution from email encryption services was over $1.4 million (50 percent gross margin). Gross margin for e-prescribing services remained negative at an estimated amount equal to $1.2 million for the fourth quarter. For the full year, the company’s gross margin for all products was negative $0.2 million compared with negative $1.8 million for the full year 2004. The year-on-year improvements are primarily from improvements in email encryption services as revenues continued to grow, with only marginal increases in related costs of goods sold to provide the incremental services.
R&D and SG&A Expenditures: In the fourth quarter, the combination of the company’s research and development (R&D) expenditures and its sales, general, and administration (SG&A) expenditures, decreased by $1.5 million when compared with the same period in 2004, representing a decline of 16 percent. For the full year, these combined expenditures decreased by $5.8 million, representing a 15 percent decline. These declines are primarily due to cost-cutting initiatives and divested products.
Net Loss: ZixCorp recorded a net loss of $10.5 million for the fourth quarter versus a net loss in the third quarter of $14.5 million and a net loss of $10.5 in the fourth quarter of 2004. All quarters in 2005
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2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 |  phone 214 370 2000 |  fax 214 370 2070

Zix Corporation Announces Fourth Quarter and Year-end 2005 Financial Results

contained significant or nonrecurring gains or losses that affected the net loss. The following chart presents these various items separately so that the net income quarter-on-quarter throughout 2005 becomes more comparable.

	Three months	Three months	Three months	Three months
	ended	ended	ended	ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005
Net loss	$(9,572,000)	$(8,915,000)	$(14,481,000)	$(10,532,000)
Significant and non-recurring items:
Gain on sale of MI/WI	(950,000)	—	(85,000)
Customer deposit forfeiture	—	(960,000)	—	—
Asset impairment charge				288,000
Loss on extinguishment of debt				1,226,000
Loss on sale of Dr. Chart	—	—	4,734,000	17,000

Net loss excluding significant and non-recurring items	$(10,522,000)	$(9,875,000)	$(9,832,000)	$(9,001,000)

The company’s net loss for 2005 was $43.5 million compared to $42 in 2004. Adding to the loss in 2005 was the sum of the significant or nonrecurring items in the above table, as well as $6.8 million in interest expense in 2005 compared with $0.8 million in 2004. The interest expense in 2005 was comprised of $1.2 million in stated interest paid in cash and stock to note holders and $5.6 million comprised almost entirely of non-cash expenses charged to interest, primarily from the amortization of discounts on the notes in the form of warrants issued on the company’s stock and various deferred financing costs. A substantial amount of these costs will cease on Dec. 31, 2005, with repayment of $15 million of the previously outstanding $20 million on these notes having been completed.
Cash Utilization: Cash and cash equivalents as of Dec. 31, 2005, was $20.2 million, a $2.5 million increase from Sept. 30, 2005. Net cash used by operating activities in the fourth quarter was $5.9 million which has remained essentially flat for the last three consecutive quarters.
Debt Reduction: During 2005, ZixCorp redeemed $15 million of its $20 million outstanding convertible notes, including $12.8 million in the fourth quarter. The remaining $5 million of principal is fully collateralized by $5 million in a restricted cash account, which can be used for repayment of the outstanding debt in the future.
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2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 |  phone 214 370 2000 |  fax 214 370 2070

Zix Corporation Announces Fourth Quarter and Year-end 2005 Financial Results

About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s email encryption services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its e-prescribing service improves patient care, reduces costs, and improves efficiency for the healthcare community. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the company’s ability to enter into new sponsorship agreements for the electronic prescribing services offered by its PocketScript, Inc. subsidiary; the company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-prescription business; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the company’s e-messaging and e-prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.
2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 |  phone 214 370 2000 |  fax 214 370 2070

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$20,240,000	$19,856,000
Restricted cash	2,500,000	—
Receivables, net	149,000	561,000
Prepaid and other current assets	1,845,000	1,950,000

Total current assets	24,734,000	22,367,000

Restricted cash	2,635,000	10,374,000
Property and equipment, net	3,652,000	5,024,000
Goodwill, intangible assets and other assets	3,094,000	14,477,000

	$34,115,000	$52,242,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,061,000	$5,943,000
Deferred revenue	7,087,000	6,372,000
Customer deposit	1,000,000	968,000
Capital lease obligations	165,000	130,000
Short-term note payable	268,000	193,000
Convertible promissory notes payable	2,130,000	3,848,000

Total current liabilities	15,711,000	17,454,000

Long-term liabilities:
Deferred revenue	1,261,000	1,731,000
Customer deposit	2,000,000	3,000,000
Convertible promissory notes payable	2,332,000	13,347,000
Promissory notes payable	2,226,000	1,840,000
Capital lease obligations and other	245,000	105,000

Total long-term liabilities	8,064,000	20,023,000

	23,775,000	37,477,000

Total stockholders’ equity	10,340,000	14,765,000

	$34,115,000	$52,242,000

2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 |  phone 214 370 2000 |  fax 214 370 2070

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues	3,448,000	3,910,000	13,964,000	14,127,000

Costs and expenses:
Cost of revenue	3,215,000	4,459,000	14,194,000	15,878,000
Research and development expenses	1,515,000	1,933,000	6,520,000	9,331,000
Selling, general and administrative expenses	6,105,000	7,173,000	26,358,000	29,399,000
Customer deposit forfeiture	—	—	(960,000)	—
Net loss on sale of product lines	17,000	—	3,716,000	—
Asset impairment charge	288,000	—	288,000	675,000

Total costs and expenses	11,140,000	13,565,000	50,116,000	55,283,000

Operating loss	(7,692,000)	(9,655,000)	(36,152,000)	(41,156,000)

Other (expense) income:
Investment and other income	312,000	111,000	776,000	332,000
Interest expense	(1,778,000)	(572,000)	(6,809,000)	(801,000)
Loss on extinguishment of convertible debt	(1,226,000)	—	(1,226,000)	—
Recovery of previously impaired investment	—	—	—	70,000

Total other (expense) income	(2,692,000)	(461,000)	(7,259,000)	(399,000)

Loss before income taxes	(10,384,000)	(10,116,000)	(43,411,000)	(41,555,000)
Income taxes	(148,000)	(406,000)	(89,000)	(485,000)

Net loss	$(10,532,000)	$(10,522,000)	$(43,500,000)	$(42,040,000)

Basic and diluted net loss per common share	$(0.24)	$(0.33)	$(1.19)	$(1.33)

Weighted average common shares outstanding	44,486,603	32,312,167	36,452,000	31,533,000

2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 |  phone 214 370 2000 |  fax 214 370 2070

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2005	2004
Operating activities:
Net loss	$(43,500,000)	$(42,040,000)
Non-cash items in loss from continuing operations	15,970,000	10,426,000
Changes in operating assets and liabilities, excluding effects of acquisitions	2,432,000	8,847,000

Net cash used by operating activities	(25,098,000)	(22,767,000)

Investing activities:
Purchases of property and equipment	(1,734,000)	(3,393,000)
Purchases, sales and maturities of marketable securities, net	16,000,000	(9,018,000)
Purchases and proceeds from restricted cash investment, net	5,239,000	(10,103,000)
Proceeds from sale of product lines	3,459,000	—
Cash received from Maptuit Corporation	—	70,000
Purchase of MyDocOnline	—	(282,000)

Net cash (used in) provided by investing activities	22,964,000	(22,726,000)

Financing activities:
Proceeds from private placement of common stock	26,288,000	—
Payment of expenses relating to private placement of common stock	(2,154,000)	—
Proceeds from earned interest relating to private placement	97,000	—
Proceeds from exercise of stock options and warrants	2,116,000	20,842,000
Payment of debt	(7,802,000)	—
Proceeds from promissory note payable	—	3,000,000
Proceeds from convertible promissory notes, net of issuance costs	—	18,908,000
Other financing	(27,000)	—

Net cash provided by financing activities	18,518,000	42,750,000

Decrease in cash and cash equivalents	16,384,000	(2,743,000)
Cash and cash equivalents, beginning of year	3,856,000	6,599,000

Cash and cash equivalents, end of year	$20,240,000	$3,856,000

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2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 |  phone 214 370 2000 |  fax 214 370 2070